NEWS
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For:                                              From:

Ladish Co., Inc.                                  Libby Communications
5481 South Packard Avenue                         One West Mountain Road
Cudahy, WI  53110                                 Ridgefield, CT  06877
Contact:          Wayne E. Larsen                 Contact:    William J.Libby
                  414-747-2935                                203-431-8480
                  414-747-2890 Fax                            203-431-6132 Fax

Release date:  16 October 2003


LADISH REPORTS SALES OF $42.2 MILLION FOR 3RD QUARTER 2003


Cudahy, WI--Ladish Co., Inc. (www.ladishco.com) (Nasdaq: LDSH) today reported 2003 third quarter net income of $0.178 million on sales of $42.2 million, resulting in diluted earnings per share of $0.01. For the same period in 2002, net income was $0.651 million on sales of $42.8 million. Diluted earnings per share were $0.05.

Ladish will host a conference call on Monday, October 20, 2003 at 9:00 a.m. EDT to discuss the third quarter performance for 2003. The telephone number to call to participate in the conference call is (800) 362-0595.

                                                           For the Three Months            For the Nine Months
                                                            Ended September 30             Ended September 30
                                                       -------------------------------------------------------------

(Dollars in thousands, except earnings per share)               2003           2002           2003           2002
                                                                ----           ----           ----           ----
Net sales                                                     $42,222        $42,790       $138,584        $144,255
Cost of goods                                                  39,071         39,919        129,154         133,400
                                                              -------        -------       --------        --------
Gross profit                                                    3,151          2,871          9,430          10,855
SG&A                                                            2,149          1,394          6,554           6,732
                                                              -------        -------       --------        --------
Operating income                                                1,002          1,477          2,876           4,123
Interest expense & other                                          556            460          1,572           1,256
                                                              -------        -------       --------        --------
Pretax income                                                     446          1,017          1,304           2,867
Taxes                                                             268            366            479           1,032
                                                              -------        -------       --------        --------
Net income                                                    $   178          $ 651          $ 825          $1,835
                                                              =======        =======       ========        ========

Basic earnings per share                                        $0.01          $0.05          $0.06           $0.14
Basic weighted average shares outstanding                  13,023,393     13,021,156     13,023,393      12,995,090
Diluted earnings per share                                      $0.01          $0.05          $0.06           $0.14
Diluted weighted average shares outstanding                13,050,917     13,083,790     13,049,188      13,124,664


                          more                                         LCI-03-08

                                                                            NEWS
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
                                                                     September 30        December 31
                     (Dollars in thousands)                               2003               2002
                                                                     ------------        -----------

                     Cash                                                $7,312             $8,959
                     Accounts receivable                                $33,837            $32,237
                     Inventory                                          $50,235            $45,849
                     Net PP&E                                           $92,253            $98,492

                     Total Assets                                      $224,179           $225,810
                     ------------------------------------------------------------------------------

                     Accounts payable                                   $18,268            $17,134
                     Accrued liabilities                                 $7,399             $6,660
                     Senior notes                                       $30,000            $30,000
                     Pensions                                            $8,802            $11,993
                     Postretirement benefits                            $40,065            $41,056

                     Stockholders' equity                              $119,064           $118,369

"The decline in sales in the third quarter of 2003 reflects the Company's decision to shutdown operations for an additional week in July in response to the continuing weakness of the commercial airline industry," says Kerry L. Woody, Ladish's President and CEO. "The improvement in gross income in the third quarter of 2003 in comparison to 2002 is attributable to continuing cost improvements. We are pleased to have successfully concluded negotiation of a new three-year contract with our remaining operations workforce." Woody also commented, "The difference in the third quarter SG&A expense between 2003 and 2002 is largely attributable to a $0.7 million credit in 2002 from the application of FIN 44 to the Company's stock options."

Looking forward to the remainder of 2003, Woody remarked, "Under the current conditions we do not see the sales opportunity improving this year. Although we had our backlog improve to the level of $211 million at the end of the third quarter we are cautious with regard to demand for the remainder of the year and looking forward to 2004. We cannot predict at what point the commercial aerospace industry will recover in this sagging economy. In the interim, established cost reduction programs are focused at keeping the business profitable and improving our cash position while serving the needs of our customers."

Ladish Co., Inc. is a leading producer of highly engineered, technically advanced components for the jet engine, aerospace and general industrial markets. Ladish is headquartered in Cudahy, Wisconsin with operations in Wisconsin, Oregon and Connecticut. Ladish common stock trades on Nasdaq under the symbol LDSH.

This release includes forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in them. These risks and uncertainties include, but are not limited to, anticipated slowdowns in the company's major markets, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and the effect of foreign currency fluctuations.

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